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                                                              EX-99.B(i)mhlegopn

December 15, 2000

Waddell & Reed Advisors Municipal High Income Fund, Inc.
6300 Lamar Avenue
P. O. Box 29217
Shawnee Mission, Kansas 66201-9217

RE:  Waddell & Reed Advisors Municipal High Income Fund, Inc.
     Post-Effective Amendment No. 25

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of Waddell & Reed Advisors Municipal High Income Fund, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,



/s/Kristen A. Richards
----------------------
Kristen A. Richards
Vice President, Associate General Counsel
and Secretary

KAR/ckb